MERGERS

As of the close of business on July 11, 2003, the assets and identified liabilities of the Evergreen Offit High Yield Fund were acquired by Evergreen Select High Yield Bond Fund in a tax-free exchange for shares of Evergreen Select High Yield Bond Fund. Class A and I shareholders of the Evergreen Offit High Yield Fund became shareholders of Class IS and I shares, respectively, of Evergreen Select High Yield Bond Fund. Upon distribution of shares of Evergreen Select High Yield Bond Fund to shareholders of the Evergreen Offit High Yield Fund, the Evergreen Offit High Yield Fund was liquidated and terminated.

As of the close of business on July 11, 2003, the assets and identified liabilities of the Evergreen Offit Mortgage Securities Fund were acquired by Evergreen Mortgage Securities Fund in a tax-free exchange for shares of Evergreen Mortgage Securities Fund. Class A and I shareholders of the Evergreen Offit Mortgage Securities Fund became shareholders of Class A and I shares, respectively, of Evergreen Mortgage Securities Fund. Upon distribution of shares of Evergreen Mortgage Securities Fund to shareholders of the Evergreen Offit Mortgage Securities Fund, the Evergreen Offit Mortgage Securities Fund was liquidated and terminated.

As of the close of business on July 11, 2003, the assets and identified liabilities of the Evergreen Offit U.S. Government Securities Fund were acquired by Evergreen U.S. Government Fund in a tax-free exchange for shares of Evergreen U.S. Government Fund. Class I shareholders of the Evergreen Offit U.S. Government Securities Fund became shareholders of Class I shares of Evergreen U.S. Government Fund. Upon distribution of shares of Evergreen U.S. Government Fund to shareholders of the Evergreen Offit U.S. Government Securities Fund, the Evergreen Offit U.S. Government Securities Fund was liquidated and terminated.